EMPLOYMENT CONTRACT FOR DAVID BAWARSKY
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THIS AGREEMENT is made June 16, 1998, at the City of Fort Lauderdale, County of
Broward, State of Florida, between QuikLAB Multimedia Centers, Inc. a Florida Corporation, hereinafter "employer", and DAVID BAWARSKY, hereinafter "employee";

Employer is engaged in the business of creating and providing multimedia products and services to parties and maintains a business in the City of Fort Lauderdale, County of Broward, State of Florida;

Employee is willing to be employed by employer, and employer is willing to employ employee, on the terms, covenants, and conditions set forth in this agreement;

WHEREAS it is the intent of employer to obtain an employee with integrity and requisite qualifications to act in an executive management function with the company, and it is the intent of employee to fulfill the intent of employer and be compensated for such employment;

THEREFORE, in consideration of the mutual covenants and promises of the parties, employer and employee covenant and agree as follows:

SECTION ONE: Employer does hire and employ employee as President, CEO and Chairman of the Board of its entire company, and employee does accept and agree to such hiring and employment. In consideration of the invaluable and sustaining contributions during the inception, research and development of the company, David Bawarsky, will, in perpetuity, possess the title of founder of the employer-company and its subsequent holdings. This title is not related to continued employment or any amount of stock holdings retained. Subject to the supervision and pursuant to the orders, advice, and directions of employer, employee shall direct all phases of said company, subject only to the final direction of employer, and shall perform such other duties as are customarily performed by one holding such position in other similar businesses or enterprises as that engaged in by employer, and shall also additionally render such other and unrelated services and duties as may be assigned to employee from time to time by employer.

SECTION TWO: Employee agrees to perform, at all times faithfully, industriously, and to the best of his ability, experience, and talent, all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of employer. Such duties shall be rendered at employer's Fort Lauderdale place of business and at such other place or places as employer shall in good faith require or as the interests, needs, business, and opportunities of employer shall require or make advisable.

SECTION THREE: The term of this agreement shall be for a period of five (5) years, commencing on June 16, 1998, and terminating on June 15, 2003, subject, however, to prior

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termination as provided below. Should employer cancel employee's employment contract, or should employer change (without employee's consent) employee's position as President, CEO and Chairman of the Board, employee shall receive a lump sum liquidated amount of TWO MILLION ($2,000,000,00) DOLLARS as severance pay from employer, and all benefits under his employment agreement will terminate. Notwithstanding, if employee remains employed by employer for two years from date of his employment agreement, then the options infra Section Four (with respect to employer doubling its net earnings after three years) remain in full force and effect.

SECTION FOUR: Employer shall pay employee and employee agrees to accept from employer, for employee's services under this agreement, compensation at the gross rate of ONE HUNDRED SEVENTY FIVE THOUSAND ($175,000) DOLLARS per year for serving as Chairman, President and CEO. Said compensations shall be paid on a weekly basis and shall be increased by 20% per year effective the first day of January, 1999, during the term of this contract. It is expressly understood that employee's compensation under this agreement may be supplemented by additional stock option plans from employer. In addition, employer agrees to establish an expense account from which it will reimburse employee for any and all necessary, customary, and usual expenses incurred by him on behalf of the employer pursuant to employer's directions. Employee shall also have a non-accountable expense account in the annual amount of $25,000. Employer shall also provide employee a cellular telephone.

SECTION FIVE: Employer shall provide term life insurance of $2,000,000 for employee with employee's spouse as beneficiary, and term life insurance of $500,000 for employee's spouse with employee as beneficiary in the event of death during the term of this agreement.

SECTION SIX: Employer shall provide family health insurance as well as dental insurance to employee with no contribution required from employee.

SECTION SEVEN: Employer shall provide two company vehicles (Lexus 400), or the financial equivalent at employee's option, to employee and employee's spouse and provide all maintenance, insurance, repair and fuel to said vehicle.

SECTION EIGHT: Employer shall provide four (4) weeks annual paid vacation and one (1) weeks annual paid sick leave to employee. In addition to vacation and sick days, the employee shall have the following designated holidays: New Year's Day, Birthday of Martin Luther King, Jr., Lincoln's Birthday, Washington's Birthday, Memorial Day, July 4th, Labor Day, Rosh Hashanah, Yom Kippur, and Hanukah (Note: Should any of the above dates fall on Saturday, the previous Friday shall be deemed as a holiday. Should any of the above dates fall on Sunday, the following Monday shall be deemed as a holiday).

SECTION NINE: Employer shall compensate employee as a "Performance Incentive Bonus" as follows:

         Sliding Scale as follows:

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         Based upon Net Profit of employer.
         From 0 to $149,000                          10% of net profit
         From $150,000 to $299,000                   15% of net profit
         From $300,000 and over                      20% of net profit

To be paid at the end of each fiscal year.

SECTION TEN: Notwithstanding anything in this agreement to the contrary, employer has the option to terminate this agreement in the event that during its term employee shall become permanently disabled as the term permanently disabled is defined below. Such option shall be exercised by employer giving notice to employee by registered mail. The giving of such notice this agreement and the term of this agreement come to an end on the last day of the month in which the notice is mailed, with the same force and effect as is that day were originally set forth as the termination date. For the purposes of the agreement, employee shall be deemed to have become permanently disabled if, during any year of the term of this agreement, because of ill health, physical or mental disability, or for other causes beyond his control, he shall have been continuously unable or unwilling or have failed to perform his duties under this contract for one hundred eighty (180) consecutive days (hereinafter referred to as "medically disabled"), or if, during any year of the term of this agreement, he shall have been unwilling or have failed to perform his duties for a total period of forty five (45) consecutive days (hereinafter referred to as "voluntary termination"). For the purposes of this agreement, the term "any year of the term of this agreement" is defined to mean any period of twelve (12) calendar months commencing on the first day of May and terminating on the last day of April of the following year during the term of this agreement. In the event employee is medically disabled as described above, all provisions in Section Three, supra, shall remain in full force and effect. In the event employee is under voluntary termination as described above, employer will be under no obligation to provide any benefits within this entire agreement.

SECTION ELEVEN: Employee shall devote his time, attention, knowledge, and skill to the business and interest of employer, and employer shall be entitled to all of the benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of employee, and employee expressly agrees that during the term of this agreement he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any other business similar to employer's business or any allied trade; provided however, that nothing shall be deemed to prevent or limit the right of employee to invest any of his funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything be deemed to prevent employee from investing or limit employee's right to invest his funds in real estate.

SECTION TWELVE: Employee further specifically agrees that he will not at any time, in any manner, either directly or indirectly, communicate to any person, form, or corporation any information of any kind concerning any matters affecting or relating to the business of employer, including, without limiting the generality of the foregoing, the names of any of its customers,

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the prices it obtains or has obtained or at which it sells or has sold its products, or any other information of, about, or concerning the business of employer, its manner of operation, its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important, the parties stipulating that as between them, the matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of the employer, and its goodwill, except in the course and scope of employee's employment and the advancement of the employer's business. Any breach of the terms of this paragraph is a material breach of this agreement and may subject employee to termination as provided in Section Ten, supra.

SECTION THIRTEEN: Anything contained in this agreement to the contrary notwithstanding, it is understood and agreed that employee shall not have the right to make any contract or commitments for or on behalf of employer without the written consent of employer.

SECTION FOURTEEN: It is expressly understood that this agreement is between the employee and QuikLAB Multimedia Centers, Inc., a Florida corporation.

SECTION FIFTEEN: This written agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing its execution and delivery except such representations as are specifically set forth in this writing and the parties acknowledge that they have had the opportunity to have legal counsel of their choice review this agreement prior to entering into the same.

SECTION SIXTEEN: It is agreed that no waiver or modification of this agreement or of any covenant, condition, or limitation contained in it shall be valid unless it is in writing and duly executed by the party to be charged with it, and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party under it, unless such waiver or modification is in writing, duly executed as above. The parties agree that the provisions of this paragraph may not be waived except by a duly executed writing.

SECTION SEVENTEEN: The parties agree that it is their intention and covenant that this agreement and performance under it and all suits relating to it be construed in accordance with and under and pursuant to the laws of the State of Florida, with venue in Broward County.

SECTION EIGHTEEN: This agreement shall be binding on and inure to the benefit of the respective parties and their executors, administrators, heirs, personal representatives, successors and assigns.

SECTION NINETEEN: Severability. Should any portion of this agreement be found to be unenforceable at law or in equity, the remaining provisions of this agreement are to remain in

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full force and effect.

SECTION TWENTY: Attorneys fees and costs. In the event of litigation arising out of the enforcement of any term or condition of this Agreement, the prevailing party shall be entitled to recover all attorneys fees and costs of litigation, through appellate level.

NOTICE REQUIREMENTS SENT TO:
David Bawarsky, 2121 W. Oakland Park Blvd, Fort Lauderdale, FL 33309. QuikLAB Multimedia Centers, Inc., 2121 W. Oakland Park Blvd, Fort Lauderdale, FL 33309.

EMPLOYER:                                               EMPLOYEE:
QUIKLAB MULTIMEDIA CENTERS, INC.                        DAVID BAWARSKY
A Florida Corporation

BY: /s/David Bawarsky                                   /s/David Bawarsky
---------------------                                   -----------------------
David Bawarsky, CEO                                     David Bawarsky


WITNESSES:

/s/Kirk J. Girrbach                                     /s/Andrew D. Smith
--------------------                                    -----------------------
Kirk J. Girrbach                                        Andrew D. Smith

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